Exhibit 1.1

                     VAN KAMPEN FOCUS PORTFOLIOS, SERIES 402

                                 TRUST AGREEMENT

                            Dated: September 3, 2003

     This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York, as Trustee, Van Kampen Investment Advisory Corp., as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Series 284 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

     In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                     PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

        The following special terms and conditions are hereby agreed to:

     1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

     2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(56) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

     3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Initial number of Units" for the Trust in the "Summary of Essential Financial Information" in the Prospectus.

     4. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

     5. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Summary of Essential Financial Information" in the Prospectus.

     6. The term "Deferred Sales Charge Payment Date" shall mean February 10, 2004 and the 10th day of each month thereafter through June 10, 2004 with respect to the amount designated "Deferred sales charge in first year" in the "Fee Table" in the Prospectus and February 10, 2005 and the 10th day of each month thereafter through April 10, 2005 with respect to the amount designated "Deferred sales charge in second year" in the "Fee Table" in the Prospectus.

     7. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" for the Trust set forth in the "Summary of Essential Financial Information" in the Prospectus.

     8. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

     9. Section 6.02 of the Standard Terms and Conditions of Trust shall be amended by adding the following to the end of such Section:

     "Notwithstanding anything to the contrary herein, each Unitholder who holds Units designated with a "Classic CUSIP" number will be deemed to have tendered all Units then owned for redemption to the Trustee on the Special Redemption Date set forth under "Summary of Essential Financial Information" in the Prospectus and shall have such Units redeemed on such date as provided herein."

     10. The second sentence of Section 7.01(e)(2)(E) shall be replaced in its entirety by "Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above."

     11. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Trustee shall waive or offset fees otherwise payable by the Trust pursuant to Section 3.05 in an amount equal to any compensation (including, but not limited to, fees paid pursuant to a plan adopted by the issuer of a Security under Rule 12b-1 under the Investment Company Act of 1940) received by the Depositor, the Trustee or any Affiliated Person of the Depositor or Trustee from the issuer of a Security in connection with the Trust's investment in such Security. The term "Affiliated Person" shall mean "affiliated person" as that term is defined in section 2 of the Investment Company Act of 1940 and rules promulgated thereunder.

     12. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, if the Trustee sells, redeems or otherwise liquidates Securities pursuant to Section 6.02 to satisfy Unit redemptions or pursuant to Section 7.04 to pay Trust expenses, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Securities held by the Trust.

     13. Section 3.11 of the Standard Terms and Conditions of Trust shall be revised by replacing the first paragraph of such Section with the following:

     "Section 3.11. Notice to Depositor. In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken with respect to the Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any amendment or supplement to any indenture, resolution, agreement or other instrument under or pursuant to which the Securities have been issued) the Trustee shall promptly notify the Depositor and shall thereupon take such action or refrain from taking any action, as appropriate, so as to insure that such Securities are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are the shares of such Securities held by owners other than the Trust unless the Depositor instructs otherwise within five Business Days of the giving of such notice to the Depositor."

     14. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Supervisor shall not be entitled to receive the compensation set forth in Section 4.01 with respect to the Trust.


     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                              VAN KAMPEN FUNDS INC.

                           By /s/ DOMINICK COGLIANDRO
                    -----------------------------------------
                               Executive Director


                      VAN KAMPEN INVESTMENT ADVISORY CORP.

                           By /s/ DOMINICK COGLIANDRO
                    -----------------------------------------
                               Assistant Treasurer


                              THE BANK OF NEW YORK

                             By /s/ DESMOND O'REGAN
                    ----------------------------------------
                                 Vice President


                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                     VAN KAMPEN FOCUS PORTFOLIOS, SERIES 402

     [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus.]